Exhibit 99.1

For Immediate Release:	Timothy H. Schott Chief Financial Officer (203) 629-9595 Associated-Capital-Group.com

ASSOCIATED CAPITAL GROUP, INC.
Reports First Quarter Results

-	Book Value per share ended the quarter at $41.72 per share vs $41.22 at March 31, 2021

-	Record level of AUM: $1.84 billion at March 31, 2022 compared to $1.78 billion at December 31, 2021 and $1.50 billion at March 31, 2021

-	Net AUM inflows were $76 million for the quarter

-	Company continues to review staffing for a Private Equity Fund

Greenwich, CT, May 5, 2022 – Associated Capital Group, Inc. (“AC” or the “Company”), a diversified financial services company, today reported its financial results for the first quarter ended March 31, 2022.

Financial Highlights – GAAP basis
($’s in 000’s except AUM and per share data)
(Unaudited)	Three months ended March 31,
	2022	2021
AUM – end of period (in millions)	$1,839	$1,495
AUM – average (in millions)	1,801	1,431

Revenues	2,582	2,325
Operating Loss	(3,306)	(6,365)
Investment and other non-operating income, net	(15,047)	30,682
Income/(loss) before income taxes	(18,353)	24,317

Net income/(loss) to shareholders:
Net income/(loss)	(16,186)	18,555
Net income/(loss) per share-diluted	$(0.73)	$0.83

Class A shares outstanding (thousands)	3,088	3,192
Class B shares outstanding (thousands)	18,963	18,963
Total shares outstanding (thousands)	22,051	22,155
Book Value Per Share	$41.72	$41.22

First Quarter Financial Data

-	At March 31, 2022 the book value was $41.72 per share versus $41.22 per share at March 31, 2021.

-
Assets under management ended the quarter at $1.84 billion compared to $1.78 billion at December 31, 2021 and $1.50 billion at March 31, 2021. The increase in AUM for the 1st quarter 2022 is driven by net investor inflows of $76 million and market appreciation of $2 million, offset by the impact of currency fluctuations of non-US dollar classes of investment funds of $(20) million.

First Quarter Results

First quarter revenues of $2.6 million were $0.3 million higher than the $2.3 million in revenues for the first quarter of 2021, largely due to higher AUM. Total operating expenses, excluding management fee, were $5.9 million in the first quarter 2022 compared to $6.0 million in the comparable 2021 period.

Net investment and other non-operating income/(loss) was $(15.0) million for the first quarter, a swing of $45.7 million from the $30.7 million income generated in the first quarter of 2021. The primary drivers included a $24.4 million decrease related to our holdings of GBL and affiliated mutual funds as well as a decrease of $9.7 million related to various partnership investments. This year over year change was broadly the result of market volatility in Q1 2022 driven by rising interest rates, accelerating inflation and geo-political factors, which led to the S&P 500 dropping 4.6% in the first quarter of 2022 as compared to an increase of 6.2% in the first quarter of 2021.

No management fee expense was incurred in the first quarter of 2022 quarter due to a loss in the period. Management fee expense of $2.7 million was recorded in the first quarter of 2021.

Our provision for income taxes was a benefit of $4.8 million for the quarter compared to expense of $5.6 million in the comparable period of 2021, primarily driven by losses in the 2022 period. The increase in tax rate is driven by the allocation of nontaxable income to redeemable noncontrolling interests in a period of consolidated net losses.

Assets Under Management (AUM)
Assets under management at March 31, 2022 reached $1.84 billion, up $58 million from year-end 2021 due to net inflows of $76 million and market appreciation of $2 million, offset by the impact of currency fluctuations of non-US dollar classes of investment funds of $(20) million.

($ in millions)	March 31, 2022	December 31, 2021	March 31, 2021
Merger Arbitrage	$1,606	$1,542	$1,253
Event-Driven Value(a)	191	195	196
Other	42	44	46
Total AUM	$1,839	$1,781	$1,495

(a) Assets under management represent the assets invested in this strategy that are attributable to Associated Capital Group, Inc.

Alternative Investment Management

The alternative investment strategies focus on the merger arbitrage strategy which has an absolute return focus of generating returns in excess of short term Treasury Bills, as well as strategies using fundamental, active, event-driven special situations factors.

Merger Arbitrage

For the first quarter 2022, merger arbitrage generated gross returns of 0.85% (0.49% net of fees). A summary of our performance is as follows:
Performance(a)	1Q ‘22	2021	2020	2019	2018	5 Year(b)	Since Inception(b)(c)
Merger Arb
Gross	0.85	10.81	9.45	8.55	4.35	7.69	10.33
Net	0.49	7.78	6.70	5.98	2.65	5.31	7.33

(a) All performance is net of fees and expenses, unless otherwise noted. Performance shown for actual fund in this strategy. Other fund performance in this strategy may vary. Past performance is no guarantee of future results.

(b) Represents annualized returns through March 31, 2022

(c) Inception Date: Merger Arb - Feb-85

Merger and acquisition activity remained robust in the first quarter of 2022, with global M&A totaling $1.0 trillion, the seventh consecutive quarter that M&A exceeded $1.0 trillion. Technology was the most active sector for deal making, accounting for 25% of all deal activity in the first quarter for a total of $259 billion. Technology was followed by Financials and Real Estate as the most active sectors, accounting for 13% and 12% of deal activity, respectively. Following years of record fundraising, private equity remained very active announcing $291 billion of acquisitions, an increase of 18% compared to 2021 and accounted for 29% of M&A in the first quarter. The U.S. remained the preferred venue for deal making accounting for 51% of deal activity and totaling $521 billion, although that was a decline of 19% compared to 2021. Large deals were in vogue in the first quarter as deals like Activision Blizzard’s $67 billion acquisition by Microsoft and Allegheny Corp.’s $14 billion acquisition by Berkshire Hathaway propelled deals greater than $10 billion to $254 billion, an increase of 46% compared to 2021.

The Merger Arbitrage strategy is offered domestically through partnerships as well as to institutional investors. Internationally, the strategy is offered through a number of vehicles, including EU regulated UCITS structures and the London Stock Exchange listed investment company, Gabelli Merger Plus + Trust Plc (GMP-LN).

Shareholder Dividends and Buybacks

At its meeting on May 4, 2022, the Board of Directors declared a semi-annual dividend of $0.10 per share payable June 29, 2022 to shareholders of record on June 15, 2022.

During the first quarter, AC repurchased 7,536 Class A shares, for $0.3 million, at an average investment of $38.84 per share.

Since our spin-off from GBL on November 30, 2015, AC has returned $154.0 million to shareholders through share repurchases, and exchange offers, in addition to paying dividends of $27.7 million, including the $4.4 million tax-free distribution of Morgan Group Holdings (MGHL) on August 5, 2020.

At March 31, 2022, there were 3.1 million Class A shares and 19.0 million Class B shares outstanding.

About Associated Capital Group, Inc.

Associated Capital Group, Inc. (NYSE:AC), based in Greenwich Connecticut, is a diversified global financial services company that provides alternative investment management through Gabelli & Company Investment Advisers, Inc. (“GCIA” f/k/a Gabelli Securities, Inc.). The proprietary capital is earmarked for our direct investment business that invests in new and existing businesses. The direct investment business long term plan has three core pillars; Gabelli Private Equity Partners, LLC (“GPEP”), formed in August 2017 with $150 million of authorized capital as a “fund-less” sponsor; the SPAC business (Gabelli special purpose acquisition vehicles), launched in April 2018; and, Gabelli Principal Strategies Group, LLC (“GPS”), created to pursue strategic operating initiatives.

Operating Loss Before Management Fee

Operating loss before management fee expense represents a non-GAAP financial measure used by management to evaluate its business operations. We believe this measure is useful in illustrating the operating results of the Company as management fee expense is based on pre-tax income before management fee expense, which includes non-operating items including investment gains and losses from the Company’s proprietary investment portfolio and interest expense.

	Year-to-date
($ in 000’s)	2022	2021
Operating loss – GAAP	$(3,306)	$(6,365)
Add: management fee expense	-	2,663
Operating loss before management fee – Non-GAAP	$(3,306)	$(3,702)

Table I
ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Amounts in thousands)

	March 31, 2022	December 31, 2021	March 31, 2021
ASSETS

Cash, cash equivalents and US Treasury Bills (a)	$348,629	$380,044	$354,725
Investments in securities and partnerships (a)	500,423	501,706	532,238
Investment in GAMCO stock (b)	53,451	60,389	51,129
Receivable from brokers (a)	176,898	42,478	31,412
Other receivables	6,616	18,409	2,437
Other assets (a)	23,024	25,201	24,251
Investments in marketable securities held in trust (a)	175,151	175,109	175,074

Total assets	$1,284,192	$1,203,336	$1,171,266

LIABILITIES AND EQUITY

Payable to brokers (a)	$133,867	$9,339	$10,488
Income taxes payable, including deferred tax liabilities, net	3,703	8,575	13,181
Compensation payable	6,638	19,730	9,526
Securities sold short, not yet purchased (a)	5,812	12,905	16,702
Accrued expenses and other liabilities (a)	2,394	3,580	4,428
Deferred underwriting fee payable (a)	6,125	6,125	6,125
PMV warrant liability (a)	2,145	5,280	-
Sub-total	$160,684	$65,534	$60,450

Redeemable noncontrolling interests (a)	205,320	202,456	195,070

Total Associated Capital Group, Inc. equity	920,039	937,102	913,295
Noncontrolling interests	(1,851)	(1,756)	2,451
Total equity	918,188	935,346	915,746

Total liabilities and equity	$1,284,192	$1,203,336	$1,171,266

(a) Includes amounts related to consolidated variable interest entities ("VIEs") and voting interest entities ("VOEs"), refer to footnote D of the Condensed Consolidated Financial  Statements included in the 10-Q report to be filed for the quarter ended March 31, 2022 for more details on the impact of consolidating these entities.

(b) 2,417,500, 2,417,500, and 2,756,876 shares, respectively.

Table II
ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021

Investment advisory and incentive fees	$2,486	$2,225
Other	96	100
Total revenues	2,582	2,325

Compensation	3,933	3,868
Other operating expenses	1,955	2,159
Total expenses	5,888	6,027

Operating loss before management fee	(3,306)	(3,702)

Investment gain/(loss)	(15,610)	31,321
Interest and dividend income from GAMCO	153	54
Interest and dividend income, net	618	1,044
Shareholder-designated contribution	(208)	(1,737)
Investment and other non-operating income/(expense), net	(15,047)	30,682

Income/(loss) before management fee expense and income taxes	(18,353)	26,980
Management fee expense	-	2,663
Income/(loss) before income taxes	(18,353)	24,317
Income tax expense/(benefit)	(4,848)	5,590
Income/(loss) before noncontrolling interests	(13,505)	18,727
Income/(loss) attributable to noncontrolling interests	2,681	172
Net income/(loss) attributable to Associated Capital Group, Inc.’s (“AC”) shareholders	$(16,186)	$18,555

Net income/(loss) per share attributable to AC’s shareholders:
Basic	$(0.73)	$0.83
Diluted	$(0.73)	$0.83

Weighted average shares outstanding:
Basic	22,054	22,222
Diluted	22,054	22,222

Actual shares outstanding:	22,051	22,155

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

The financial results set forth in this press release are preliminary. Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements.  Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, and a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Form 10 and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.